Exhibit J-1
                             The National Grid Group
                            Description of Companies

     The following is a description of the active subsidiaries of The National Grid Group plc. National Grid Group has a number of dormant subsidiaries (often formed for purposes of potential projects that are not realized) that are not included herein. Except as other noted, all entities listed below are organized under the laws of England and Wales./1/

     1. The National Grid Company plc. ("NGC") As the electric transmission company in England and Wales, NGC provides transmission service on a for-profit, non- discriminatory basis and maintains and makes all improvements to optimize access to the system, procures ancillary services on the transmission system of England and Wales, matches supply and demand, manages the daily system of half-hourly bids for competing generators and makes payments due from each day's energy trading. NGC is organized under the laws of England and Wales and is subject to regulatory controls overseen by the Director General of Electricity Supply. NGC has seven active subsidiaries, as follows:

          a. NGC Nominees Limited serves as a shareholder for a number of National Grid Group entities, as it is customary in the UK to have more than one shareholder in most corporate entities. This company is not otherwise an operating entity.

          b. Datum Solutions Limited is engaged in providing metering services in the United Kingdom at entry and exit points of the U.K. transmission system, and more widely to customers in the competitive market.

          c. ESIS Limited operates the computer systems needed to calculate prices and payments due as a result of the daily trading of power across England and Wales.

          d. Energy Pool Funds Administration Limited manages the transfer of funds in payments for the energy traded.

          e. NGC Employee Shares Trustee Limited serves as trustee in respect of the National Grid Profit Sharing Scheme and Employee Benefit Trust, which are trusts set up for employees of National Grid Group. This company does not have any independent operations.

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/1/  As noted in the  Application/Declaration  on Form U-1,  the  National  Grid
     Group has interposed National Grid Holdings Limited as a new holding company between the National Grid Group and its existing subsidiaries other than National Grid (US) Holdings Limited.
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          f.   NGC Leasing  Limited is engaged in the leasing of motor  vehicles for use by employees of the National Grid Group system.

          g. NGC Properties Limited owns and develops property that is not used for the operation of the transmission system, usually with a view toward eventual sale.

          h. EnMo Limited was recently formed to operate the final day (balancing) gas market.

          NGC does not directly or indirectly derive any part of its income from the generation, transmission or distribution of electric energy for sale or the distribution at retail of natural or manufactured gas for heat, light or power within the U.S. None of NGC or its subsidiaries is a public utility company operating in the U.S.

     2. National Grid Insurance Limited was organized in Guernsey in connection with the self-insured retention of NGC's transmission assets. National Grid Holdings Limited holds all of the outstanding ordinary shares of National Grid Insurance and an unaffiliated bank holds its outstanding preference shares. As noted in the Application, the Commission has previously authorized other registered holding companies to engage in self-insurance activities (see The Columbia Gas System, Inc., Holding Co. Act Release No. 26596 (Oct. 25, 1996)), thereby clarifying that such insurance is functionally related to core utility operations and therefore retainable by National Grid Group.

     3. National Grid International Limited is the intermediate holding company for a number of the group's current or planned non-U.K. investments, including operations in South America, India, Africa and the U.S. National Grid International has four direct and a number of indirect subsidiaries, as follows:

          a. National Grid Overseas Limited is an intermediate holding company above all of the South American, Indian and African interests held by the National Grid Group, through a Dutch holding company.

               i.   National  Grid  Holdings BV is organized in the  Netherlands
                    and  is  a  holding   company  for   operations  in  Brazil,
                    Argentina, Zambia and India.

                    (1) National Grid India BV, another Netherlands organized company, was formed to hold the National Grid Group's investments in India.

                    (2) NGC do Brasil Participacoes Ltda, a Brazilian company, was formed to provide services in Brazil to National Grid International Limited. National Grid Brazil BV, a Netherlands company, owns,

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                    directly or indirectly, all or part of three entities formed
                    under  the  laws  of  Brazil   as   follows:   50%  of  JVCO
                    Participacoes Ltda (a joint venture vehicle for National Grid Group and Sprint), and 100% of Holdco Participacoes
                    Ltda  (a  joint  venture   vehicle  for  Brazilian   telecom
                    operations) ("Holdco"). Holdco owns 100% of Bonari Holding Ltda, an operating company engaged in telecommunications operations in Brazil).

               ii. National Zambia Limited is a holding company for operations in Zambia.

                    (1) National Grid Zambia BV, a company formed under the laws of the Netherlands, owns National Grid Group's investments in Zambia.

                    (a) Copperbelt Energy Corporation plc, a Zambian corporation that is some 40% owned by National Grid and is engaged in buying, selling and transmitting electricity to meet the needs of the copper mining regions of Zambia. Another registered holding company, CINergy, also owns a significant interest in Copperbelt.

              iii. National Grid Finance BV is a company formed under the laws of the Netherlands that serves as a holding company for operations in Argentina.

                    (1)  Citelec  SA  (41.25%  interest  held by  National  Grid
                         Group),

                    (a) Transener, in which Citelec holds an approximately 65% interest, is the owner of the primary transmission system that services Argentina and acts as operator thereof. Transener itself owns a regional transmission system owner in Argentina (Transba) and is engaged in the construction of a cross-country transmission line.

          b. Teldata International Limited is a holding company for US billing and energy service operations.

               i. Teldata Inc. is a Delaware corporation that provides complete, end- to-end, automated metering and billing solutions for electric, gas and water utilities and energy service providers.

                    (1) FirstPoint Services Inc. is a Delaware corporation engaged in providing billing software solutions for electric, gas and water utilities and energy service providers.

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          c.   National  Grid USA  Inc.  is a  Delaware  corporation  formed  to investigate potential opportunities in the U.S. market for National Grid.

          d. National Grid (Isle of Man) Limited is a holding company for operations on the Isle and is organized under the laws of the Isle of Man.

               i. Manx Cable Company (Isle of Man) is organized under the laws of the Isle of Man for the purpose of developing an undersea connector between England and the Isle of Man.

          National Grid International does not directly or indirectly derive any part of its income from the generation, transmission or distribution of electric energy for sale or the distribution at retail of natural or manufactured gas for heat, light or power within the U.S. None of National Grid International or its subsidiaries is a public utility company operating in the U.S.

     4. The National Grid Group Quest Trustee Company Limited serves as trustee with respect to the National Grid Group Qualifying Share Trust, which is a trust established for employees of National Grid Group. This company does not have any independent operations. Applicants note that a number of registered holding companies have formed or been permitted to retain or invest in separate entities in connection with employee benefit programs. See New Century Energies, Inc., Holding Co. Act Release No. 26748 ) (Aug. 1, 1997) (retention of subsidiary holding life insurance policies of executives); Northeast Utilities, Holding Co. Act Release No. 24372 (April 15, 1987) (authorizing acquisition of common stock of insurer to facilitate obtaining directors and officers insurance); In the Matter of General Public Utilities Corporation, Holding Co. Act Release No. 7092 (Dec. 23, 1996) (authorizing acquisition of shares of non-utility subsidiary engaged in administering employee insurance plans). Thus, retention of this entity is consistent with the provisions of the Act.

     5.   NGG  Telecoms   Holdings   Limited  and  NGG   Telecoms   Limited  are
          intermediate holding companies for the National Grid Group's interest in certain telecommunications operations.

          a. Energis plc is the publicly-traded parent company of Energis Communications. National Grid Group holds a 48.3% interest in Energis plc.

               i. Energis Communications Limited owns and operates an advanced telecommunications network that is astride the NGC transmission network. The Energis network transfers data, by voice, picture or data-base, throughout England and Wales.

          5.2 NGG Telecoms Investment Limited is an internal holding company for part of National Grid Group's interest in Energis plc.

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               NGG   Telecoms   is    indirectly    engaged    exclusively    in
               telecommunications services, information services and services related or incidental thereto. On or prior to consummation of the Merger, NGG Telecoms Holdings Limited and its subsidiaries will qualify as an exempt telecommunications entity within the meaning of Section 34 of the Act and, as a result, retention of NGG Telecoms Holdings Limited and its subsidiaries will be expressly authorized under Section 34(d) of the Act.

     6. NatGrid Finance Limited, NG Investments Limited, a Jersey organized company, and NatGrid Investments Limited provide financial management services to National Grid Group. For example, this group of companies is currently involved in investing and managing the proceeds from the recent public offering by National Grid Group of some of its interest in the ordinary shares of Energis plc. A number of other registered holding companies hold subsidiaries that perform financing transactions for the system. See Central and Southwest Corporation, Holding Co. Act Release No. 23767 (July 19, 1985) (authorizing formation of subsidiary to provide factor intrasystem receivables); Ameren Corporation, Holding Co. Act Release No. 26809 (Dec. 30, 1997) (permitting retention of subsidiary engaged in investing in securities for systems companies).